NORTHERN LIGHTS FUND TRUST IV

INVESTMENT ADVISORY AGREEMENT

APPENDIX A

FUNDS OF THE TRUST

NAME OF FUND	ANNUAL ADVISORY FEE AS A % OF AVERAGE NET ASSETS OF THE FUND
FormulaFolios Tactical Income ETF	0.60%
FormulaFolios Hedged Growth ETF	0.80%
FormulaFolios Smart Growth ETF	0.35%
FormulaFolios Tactical Growth ETF	0.60%

Dated: July 20, 2017

NORTHERN LIGHTS FUND TRUST IV

By: /s/ Wendy Wang

Name: Wendy Wang___________________

Title: President

FORMULAFOLIOS INVESTMENTS, LLC

By: /s/ Jason M. Crump

Name: Jason Crump

Title: Managing Member